Supplemental Proxy Information

The Annual Meeting of the Stockholders of the Morgan Stanley India Investment Fund, Inc. was held on June 22, 1999. The following is a summary of each proposal presented and the total number of shares voted:

1.  To elect the following Directors:   Barton M. Biggs
                                        John A. Levin

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund

3. To approve an amendment to the Fund's Articles of Incorporation to change the name of the Fund to Morgan Stanley Dean Witter India Investment Fund, Inc.

        Votes in        Votes           Authority       Votes
        Favor of        Against         Withheld        Abstained
        ---------       --------        ----------      ----------
    1.  17,561,336      --              2,644,079       --
        17,561,285      --              2,644,130       --

    2.  20,088,814      94,465          --              22,136

    3.  17,605,748      2,548,314       --              51,353